Exhibit 99.1

William L. Transier
12128 Madeleine Circle
Dallas, Texas 75230

April 16, 2021

Board of Directors

Battalion Oil Corporation

1000 Louisiana Street, Suite 6600

Houston, TX 77002

Dear Fellow Directors:

This letter will serve as notification that I will not stand for re-election to the board of directors of Battalion Oil Corporation at the upcoming shareholders meeting in June 2021. I will certainly continue to fulfil my duties on the board until such time as you either find replacements for chairman of the board and chairman of the audit and nominating and governance committees or the date of the shareholder meeting.

It has been my pleasure to work with the board and the management this past 1.5 years. I wish you success in the future.

Regards,

/s/ William L. Transier

William L. Transier